Exhibit 3.2

SIXTH AMENDMENT
TO THE
RESTATED BYLAWS
OF
GOOD TIMES RESTAURANTS INC.

This Sixth Amendment (this “Amendment”) to the Restated Bylaws of Good Times Restaurants Inc., a Nevada corporation (the “Company”), dated as of November 7, 1997, as amended August 14, 2007, August 30, 2013, May 2, 2014, December 17, 2014 and November 16, 2017 (the “Bylaws”), is entered into effective as of April 13, 2018 (the “Effective Date”).

1.             Article III, Section 3 of the Bylaws is hereby amended and restated in its entirety to read as follows:

“Section 3.  Number, Tenure and Qualifications.  The number of Directors of the corporation shall be as determined by the Board of Directors in accordance with the Articles of Incorporation, but shall not be greater than five.  Each Director shall hold office until the next annual meeting of shareholders and until his successor shall have been duly elected and qualified.  Directors need not be residents of the State of Nevada or shareholders of the corporation.”

2.             This Amendment shall amend only the provision of the Bylaws as set forth herein.  Those provisions of the Bylaws not expressly amended shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed and delivered by its authorized officer as of the Effective Date.

GOOD TIMES RESTAURANTS INC.

By:
Boyd E. Hoback
President & Chief Executive Officer